EXHIBIT (E)(30)

Loan No. 52-7760000

GENERAL GUARANTY

(Real Estate Secured Loan)

TO: INDYMAC BANK, F.S.B.

     THIS GENERAL GUARANTY (“Guaranty”), dated February 17, 2005, is made by Drake Development, LLC, a California limited liability company; Victor Zaccaglin, an individual; The Victor and Hannah Zaccaglin Trust, dated March 20, 1992 and Scott C. Woodside, an individual (individually and collectively, the “Guarantor”), in favor of INDYMAC BANK, F.S.B. (the “Lender”), and is executed pursuant to the Building Loan Agreement dated as of the date of this Guaranty between the Lender and NORTHPARK 19, LLC, a California limited liability company (the “Borrower”) (such Building Loan Agreement, as it may from time to time be supplemented, modified and amended, being referred to in this Guaranty as the “Agreement”), the provisions of which are incorporated in this Guaranty by reference. The Agreement provides, among other things, for rules of construction which apply to this Guaranty. Capitalized terms used in this Guaranty and not otherwise defined are used with the meanings set forth in the Agreement.

     Subject to the terms and conditions set forth in the Agreement, the Lender has agreed to make a loan to the Borrower in the amount of $6,500,000.00 (the “Loan”) to finance the real estate project of the Borrower known as Northpark (the “Project”). The Loan will be secured by a Trust Deed executed by the Borrower with respect to the Project. As a condition of the obligation of the Lender to make the Loan, the Guarantor is required to execute and deliver to the Lender this Guaranty.

     To induce the Lender to make the Loan and for other valuable consideration, the Guarantor agrees as follows:

     1. Guaranteed Obligations. The Guarantor absolutely and unconditionally guarantees the punctual and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the following (the “Guaranteed Obligations”): (a) all present and future Indebtedness evidenced by the Note dated the date of this Guaranty in the face principal amount of $6,500,000.00 executed by the Borrower to the order of the Lender, including principal, interest and all other amounts payable under the terms of the Note; and (b) all other present and future obligations of the Borrower to the Lender under the Loan Documents (including any Environmental Indemnity executed by the Borrower in favor of the Lender and obligations in respect of Letters of Credit and Set Aside letters); in each case as such indebtedness and other obligations may from time to time be supplemented, modified, amended, renewed and extended, whether evidenced by new or additional Documents or resulting in a change in the interest rate on any Indebtedness or otherwise. Upon the occurrence of any Event of Default, all Guaranteed Obligations shall, at the option of the Lender, immediately become due and payable by the Guarantor without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Guarantor, and irrespective of whether any Guaranteed Obligations have then become due and payable by the Borrower or any other Loan Party (each of the Borrower and any other Loan Party other than the Guarantor being referred to in this Guaranty as an “other Loan Party”).

     2. Nature of Guaranty. This Guaranty is a guaranty of payment and performance and not of collection and applies to all Guaranteed Obligations, whether existing now or in the future, including (a) interest and other Guaranteed Obligations arising or accruing after bankruptcy of any Loan Party or any sale or other disposition of any security for this Guaranty or for the obligations of any other Loan Party (any such security being referred to in this Guaranty as the “Security”), and (b) any Guaranteed Obligations that survive repayment of the Loan. This Guaranty and any Security for this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or any other Person upon the bankruptcy, insolvency or reorganization of any Loan Party or otherwise, all as though such payment or performance had not occurred. The Guarantor shall have no authority, and hereby waives any right, to revoke this Guaranty, but if any purported revocation shall be deemed to have occurred by operation of law or otherwise, the provisions of this Guaranty shall continue to apply notwithstanding such revocation.

     3. Obligations Independent. The obligations of the Guarantor under this Guaranty are independent of the obligations of any other Loan Party under the Loan Documents (such obligations of any other Loan Party, including the Borrower’s obligations in respect of the Guaranteed Obligations, being referred to in this Guaranty as the “Other Obligations”) and any Security, and the enforceability of any Security for this Guaranty is likewise independent of any such Other Obligations and any other Security. The Lender may bring action against the Guarantor and otherwise enforce this Guaranty or any Security for this Guaranty without bringing action against any other Loan Party or joining any other Loan Party in any action against the Guarantor, and otherwise independently of any other Remedy that may be available to the Lender at any time with respect to any Other Obligations or Security. The Guarantor waives any right to require the Lender at any time to proceed against any other Loan Party, apply any Security or otherwise enforce, proceed against or exhaust any Other Obligations or Security or pursue any other Remedy in the Lender’s power.

     4. Action with Respect to Other Obligations or Security. The Guarantor authorizes the Lender, without notice or demand and without affecting its liability under or the enforceability of this Guaranty or any Security for this Guaranty, from time to time to: (a) supplement, modify, amend, renew, extend, accept partial payments or performance on or otherwise change the time, manner or place of payment or performance or the interest rate or other terms or to amount of, or release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer or consent to the transfer of or enter into or give any other agreement, approval, waiver or consent with respect to or in exchange for any Other Obligations or Security or any of the Loan Documents; (b) reserve and hold additional Security or guaranties; (c) release any other Loan Party from any personal liability with respect to my Other Obligations and participate in any bankruptcy or reorganization of any other Loan Party in such manner as the Lender may determine; and (d) accelerate, settle, compromise, compound, sue for, collect or otherwise liquidate, enforce or deal with any Other Obligations or Security (including judicial or nonjudicial sale or other disposition of any Security), bid and purchase at any sale or other disposition of any Security and apply any Security and any proceeds or other payments received by the Lender, in each case in such order and manner as the Lender may determine.

     5. Waiver of Defenses. The Guarantor waives any defense to the enforcement of this Guaranty or any Security for this Guaranty arising by reason of: (a) any present or future Laws or orders affecting the terms of, or the Lender’s Remedies with respect to, any Other Obligations or Security; (b) the absence or cessation of personal liability of any other Loan Party with respect to any Other Obligations; (c)the failure of any other Person to execute this Guaranty or any other guaranty or agreement; (d) to failure of any Loan Party to properly execute any Loan Document or otherwise comply with applicable legal formalities; (e) the unenforceability or invalidity of any Other Obligations or Security or the lack of perfection or failure of priority or any other loss or impairment of any Security; (f) any discharge or release of any other Loan Party or any Other Obligations or Security or any impairment or suspension of any Remedies of the Lender, whether resulting from any act or omission of the Lender or any other Person or by operation of law or otherwise; (g) any bankruptcy, insolvency or reorganization of any Loan Party or any disability or other defense of any other Loan Party with respect to any Other Obligations or Security; (h) any failure of the Lender to disclose to the Guarantor any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or in the future known to the Lender (the Guarantor waiving any duty on the part of the Lender to disclose such information); (i) any failure of the Lender to monitor proper application of loan funds or compliance with the Loan Documents, or to preserve, insure or protect any Security or any subrogatlon, contribution or reimbursement rights of the Guarantor; (j) any application of proceeds or payments received by the Lender to obligations other then the Guaranteed Obligations; (k) any other action by the Lender, whether authorized by § 4 or otherwise, or any omission by the Lender or other failure of the Lender to pursue, or any delay in pursuing, any other Remedy in the Lender’s power, or (l) any defense arising from a claim that the obligations of the Guarantor are greater than those of the Borrower or any other Loan Party. Guarantor waives all rights and defenses arising out of any election of remedies by the Lender, even though that election of remedies, such as a nonjudidal foreclosure with respect to security for a guaranteed obligation, has destroyed the Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

     The Guarantor waives all rights and defenses that the Guarantor may have because the Borrower’s debt is secured by real property. This means, among other things:

1.	The Lender may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrower.

2.	If the Lender forecloses on any real property collateral pledged by the Borrower:

(A)	The amount of the debt may be reduced only by the price for which that collateral Is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)	The Lender may collect from the Guarantor even if the Lender, by foreclosing on the real properly collateral, has destroyed any right the Guarantor may have to collect from the Borrower.

This Is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because the Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

     The Guarantor further waives: (i) any defense to the recovery by the Lender against the Guarantor of any deficiency or otherwise to the enforcement of this Guaranty or any Security for this Guaranty after a nonjudicial sale or other disposition of any Security for any Other Obligations that is determined, for any reason, to not have been conducted in a commercially reasonable manner, even though, in the case of any such Security subject to the Uniform Commercial Code, such failure may prevent the Guarantor from exercising Reimbursement

Rights against any other Loan Party; (ii) any rights, defenses or benefits that are or may be available to the Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, or comparable provisions of the Laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the Laws of California or any other jurisdiction; (iii) all benefits of any statute of limitations affecting the Guarantor’s liability under or the enforcement of this Guaranty or any Other Obligations or Security; (iv) all setoffs and counterclaims; (v) promptness, diligence, presentment, demand for performance and protest; (vi) notice of nonperformance, default, acceleration, protest or dishonor; (vii) except for any notice otherwise required by applicable Laws that may not be effectively waived by the Guarantor, notice of sale or other disposition of any Security; and (viii) notice of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Guaranteed Obligations, and all other notices of any kind with respect to any Other Obligations.

     6. Waiver of Reimbursement Rights. Until all Other Obligations have been paid and performed in full, the Guarantor shall not exercise any rights of subrogation, reimbursement, contribution or indemnification or any similar rights or remedies (collectively, “Reimbursement Rights”) against any other Loan Party, and waives any right to enforce any Remedy which the Lender now has or may in the future have against any other Loan Party and any benefit of, and any right to participate in, any Security or Other Obligations now or in the future held by the Lender. If the Guarantor nevertheless receives payment of any amount on account of any such Reimbursement Rights or otherwise in respect of any payment or performance by the Guarantor of any Guaranteed Obligations prior to payment and performance in full of all Other Obligations, such amount shall be held in trust for the benefit of the Lender and immediately paid to the Lender for application to the Other Obligations in such order and manner as the Lender may determine.

     7. Representations of the Guarantor. The Guarantor represents and warrants to the Lender that: (a) this Guaranty Is executed at the request of the Borrower, (b) the Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and prospects of such other Loan Parties; (c) the Guarantor has received and approved copies of all of the other Loan Documents; and (d) no oral promises, assurances, representations or warranties have been made by or on behalf of the Lender to induce the Guarantor to execute and deliver this Guaranty.

     8. Financial Statements and Tax Returns. The Guarantor hereby agrees to deliver to the Lender, the following: (a) within 90 days after the end of each fiscal year of the Guarantor for so long as any portion of the Loan is outstanding, Financial Statements for the Guarantor, in form and detail satisfactory to the Lender, for and as at the end of such fiscal year, (b) upon request by the Lender from time to time, quarterly Financial Statements in form and detail satisfactory to the Lender, (c) Tax Returns for the Guarantor within 90 days of filing, and (d) upon the request by Lender from time to time, copies of audited Financial Statements prepared for the Guarantor, in each case certified in a manner acceptable to the Lender.

     9. Indemnification by the Guarantor. Without limitation on any other obligations of the Guarantor or Remedies of the Lender under this Guaranty, the Guarantor shall indemnify, defend and save and hold harmless the Lender from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable fees and disbursements of the Lender’s legal counsel and the reasonable charges of the Lender’s internal legal counsel) suffered or incurred by the Lender as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

     10. Rights of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time to the fullest extent permitted by applicable Laws, and without notice or demand, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or account of the Guarantor against any and all obligations of the Guarantor under this Guaranty.

     11. Waivers and Amendments. No supplement to, modification or amendment of, or waiver, consent or approval under, any provision of this Guaranty shall be effective unless in writing and signed by the Lender, and any waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given.

     12. Remedies. Each of the Remedies provided in this Guaranty is cumulative and not exclusive of, and shall not prejudice, any other Remedy provided in this Guaranty or by applicable Laws or under any other Loan Document. Each Remedy may be exercised from time to time as often as deemed necessary by the Lender, and in such order and manner as the Lender may determine. No failure or delay on the part of the Lender in exercising any Remedy shall operate as a waiver of such Remedy; nor shall any single or partial exercise of any Remedy preclude any other or further exercise of such Remedy or of any other Remedy.

     13. Costs and Expenses. The Guarantor shall pay to the Lender on demand all costs, expenses and charges of the Lender in connection with the enforcement of, or the exercise of any Remedy or any other action taken by the Lender under or in connection with, this Guaranty or any Guaranteed Obligations, including the reasonable fees and disbursements of the Lender’s legal counsel and other out-of-pocket expenses, and the reasonable charges of the Lender’s internal legal counsel.

     14. Notices. All notices and other communications provided under this Guaranty shall be in writing and mailed or delivered to the Guarantor at the address set forth on the signature page of this Guaranty or at any other address in the State of California as may be designated by the Guarantor in a written notice sent to the Lender in accordance with § 7.03 of the Agreement. Any notice or other communication will be effective (a) if given by mail, on the earlier of receipt or the third day after deposit in the United States mails with first-class postage prepaid, or (b) if given by personal delivery, when delivered.

     15. Binding Agreement. This Guaranty shall be binding on and inure to the benefit of the Guarantor and the Lender and their respective successors and assigns, except that the Guarantor shall have no right to assign any interest under this Guaranty without the prior written consent of the Lender. The Lender may from time to time assign its interest under this Guaranty in whole or in part without notice to or the consent of the Guarantor.

     16. Multiple Guarantors. If more than one Person signs this Guaranty as Guarantor, (a) the term “Guarantor” shall mean each such Person, (b) the obligations of each Guarantor shall be joint, several and independent, and (c) this Guaranty shall be construed and enforced as though each Guarantor executed a separate guaranty on the terms set forth in this Guaranty.

     17. Governing Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the Laws of California.

     18. Time of Essence. Time is of the essence of each and every provision of this Guaranty.

     19. Nature of Waivers. THE GUARANTOR HEREBY ACKNOWLEDGES THAT (A) THE GUARANTOR HAS CONSULTED WITH LEGAL COUNSEL TO UNDERSTAND THE FULL IMPACT OF THE WAIVERS MADE BY THE GUARANTOR PURSUANT TO THIS GUARANTY, INCLUDING THOSE SET FORTH IN §§ 2, 3, 4, 5, 6 AND 20 HEREOF, (B) THE GUARANTOR UNDERSTANDS THE FULL IMPACT OF SUCH WAIVERS, AND (C) SUCH WAIVERS HAVE BEEN KNOWINGLY AND WILLINGLY MADE BY THE GUARANTOR.

     20. Waiver of Jury Trial. EACH OF THE LENDER AND THE GUARANTOR WAIVE TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING (INCLUDING COUNTERCLAIMS), WHETHER AT LAW OR EQUITY, BROUGHT BY THE LENDER OR THE GUARANTOR AGAINST THE OTHER ON MATTERS ARISING OUT OF OR IN ANY WAY RELATED TO OR CONNECTED WITH THIS GUARANTY, THE OTHER LOAN DOCUMENTS. THE LOAN OR ANY TRANSACTION CONTEMPLATED BY, OR THE RELATIONSHIP BETWEEN THE LENDER AND THE GUARANTOR OR ANY OTHER LOAN PARTY OR ANY ACTION OR INACTION BY ANY PARTY UNDER, ANY OF THE LOAN DOCUMENTS.

     21. Financial Covenants. Guarantor acknowledges that net worth is a significant consideration to Lender in connection with the making of the Loan. Accordingly, Guarantor agrees that the failure by Guarantor and Borrower combined to maintain the following financial capabilities shall constitute an Event of Default.

          a. aggregate liquid assets of not less then One Million and No/100 Dollars ($1,000,000.00) as of the end of each calendar year of the Guarantor and Borrower. Liquid assets shall mean cash or readily marketable publicly traded securities traded or nationally recognized public exchange.

“GUARANTOR”:	Guarantor’s Address:
13160 Mindanao Way, Suite 180
DRAKE DEVELOPMENT, LLC	Marina Del Rey, CA 90292
a California limited liability company

By: /s/ Scott Woodside

Scott Woodside
President

/s/ Victor Zaccaglin	Guarantor’s Address:
2205 Tunbridge Court
Victor Zaccaglin, an individual	Los Angeles, CA 90077-1351

THE VICTOR AND HANNAH ZACCAGLIN
TRUST
Dated March 20, 1992

By: /s/ Victor Zaccaglin

Victor Zaccaglin, Trustee

/s/ Scott Woodside	Guarantor’s Address:
31988 Paseo Parallon
Scott C. Woodside, an individual	Temecula, CA 92592